UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14a
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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CATALYST BIOSCIENCES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 19, 2022, Catalyst Biosciences, Inc. (the “Company”) issued the following press release:

Catalyst Biosciences Sends Letter to Stockholders

Reiterates the Board’s Commitment to Expeditiously Distributing All of the Company’s Available Cash to Stockholders, Net of Liabilities and Obligations

Warns Stockholders that JDS1 May Have Ulterior Motives in Running a Proxy Contest: Gaining Control of the Company’s Cash and Other Assets for JDS1’s Own Benefit

Stockholders Urged to VOTE “FOR” ALL of Catalyst’s Nominees, Who Are Committed to the Company’s Cash Distribution Plan, on the WHITE Proxy Card

SOUTH SAN FRANCISCO, Calif., July 19, 2022 (GLOBE NEWSWIRE) -- Catalyst Biosciences, Inc. (NASDAQ: CBIO) (the “Company” or “we”) today announced that it mailed a letter to its stockholders in connection with the Company’s upcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on August 15, 2022. Catalyst stockholders of record at the close of business on July 15, 2022, are eligible to vote at the Annual Meeting. We encourage stockholders to read the Company’s letter to stockholders, which can be seen by clicking on the link here.

Catalyst’s Board of Directors, following extensive engagement with the Company’s largest stockholders, developed a plan to return all of the Company’s available cash expeditiously to stockholders, after reserving for liabilities and obligations (the “Cash Distribution Plan”). We estimate that we will ultimately be able to provide stockholders with as much as $65 million in cash, in one or more distributions, and we continue to pursue the monetization of our remaining assets and are hopeful we can generate additional cash to distribute.

Regrettably, a stockholder, JDS1, LLC (“JDS1”), who has a history of gaining control, or trying to gain control, of cash-rich companies for its own benefit, is impeding the Cash Distribution Plan. JDS1 is seeking to replace three Catalyst directors at this year’s Annual Meeting with three of its close associates who have longstanding connections to Julian Singer, JDS1’s principal, and his family. Two of those three JDS1 candidates are CEOs of public companies that have signed management contracts with JDS1 and pay JDS1 substantial fees to manage their assets and cash. If it is successful at this year’s Annual Meeting, JDS1 will have influenced the appointment of four of Catalyst’s seven independent directors – a majority of the Company’s independent board members. As described more fully in the letter, the Catalyst Board is concerned that JDS1 is seeking significant influence over the Catalyst Board so that the Company’s cash is put to work in a manner that disproportionately benefits the Singer family.

Catalyst urges stockholders to support the Cash Distribution Plan by reelecting the Company’s nominees, by voting “FOR” ALL nominees on the WHITE proxy card.

We encourage stockholders to read Catalyst’s letter to stockholders, which is copied below:

July 19, 2022

Dear Fellow Stockholder:

We are writing to encourage you to vote at this year’s Annual Meeting of Stockholders (the “Annual Meeting”) of Catalyst Biosciences, Inc. (“Catalyst” or the “Company”), which is scheduled to be held on August 15, 2022.

The Board of Directors (the “Board”) needs your support to ensure that our plan – returning substantially all of Catalyst’s available cash expeditiously to stockholders, after reserving for liabilities and obligations (the “Cash Distribution Plan”) – is executed without further delay or interference from a stockholder, JDS1, LLC (“JDS1”), who has a pattern of taking control, or attempting to take control, of cash-rich companies like Catalyst.

We encourage you to read the enclosed materials and to support Catalyst’s current Board of Directors and the Cash Distribution Plan.

To ensure your cash is returned to you promptly, please vote “FOR” ALL of Catalyst’s director candidates on the WHITE proxy card.

THE CATALYST BOARD IS COMMITTED TO EXPEDITIOUSLY DISTRIBUTING SUBSTANTIALLY ALL OF THE COMPANY’S AVAILABLE CASH TO STOCKHOLDERS

In November 2021, recognizing the Company’s pandemic-related challenges and other extenuating factors, we announced a change in the Company’s corporate strategy and began an initiative to monetize a portion of our product portfolio. We later expanded this effort, engaged independent legal and financial advisors, and began an extensive process to explore a comprehensive set of strategic alternatives.

Our financial advisor and executive team contacted approximately 75 potentially interested parties. We executed over a dozen confidentiality agreements, conducted numerous due diligence sessions, and received three indications of interest for the Company’s portfolio of protease medicines that regulate complement. After a comprehensive and competitive process overseen by our Board, one proposal stood above all other offers. In May 2022, we announced the sale of these assets for $60 million in cash – more than five times the Company’s market value at the time of the announcement.

In addition to this sale, the Board took further decisive actions, including reducing the operating expenses of the Company, shrinking the workforce and selling lab equipment and other assets. We continue to pursue the monetization of our remaining assets and are hopeful we can generate additional cash to distribute at a later time.

The Cash Distribution Plan was unanimously approved by the Board – including by both directors appointed to the Board as part of a cooperation agreement in January 2020 with JDS1. As we have unequivocally stated, the Board is committed to distributing the Company’s cash, net of liabilities and other obligations, to stockholders. This includes proceeds from any additional asset sales that may take place in the future. We estimate that we will ultimately be able to provide stockholders with as much as $65 million in cash, in one or more distributions; we would like the distributions to begin as soon as practicable.

JDS1 IS BLOCKING THE IMPLEMENTATION OF THE CASH DISTRIBUTION PLAN

The Catalyst Board cannot distribute the Company’s cash to stockholders without first understanding the full extent of the Company’s liabilities and obligations. Ultimately, the Company must reserve enough capital to ensure it can satisfy its bona fide obligations, including, for example, indemnification and tax obligations associated with the asset sale, wind-down costs, and insurance policy requirements.

Regrettably, JDS1 is effectively blocking the implementation of the Board’s Cash Distribution Plan by creating uncertainty about our ongoing liabilities and future obligations.

JDS1 launched a proxy contest seeking Board representation for its longstanding business associates, which it knew would require a significant responsive effort and the Company to incur ongoing (and uncertain) costs. Then, JDS1 sued the Company and its directors relating to the asset sale (on grounds we believe to be baseless), and has requested unspecified monetary damages, which has required, and will continue to require, the Company to spend an uncertain amount of money on legal counsel, and to reserve for its D&O insurance deductible and potential monetary damages. And, even though the Delaware Chancery Court has said that JDS1’s disclosure-related claims are not “colorable” and “have effectively been mooted,”1 JDS1 continues to pursue its litigation.

We have attempted to convince JDS1 to drop its proxy contest and its meritless litigation to enable the Board to implement the Cash Distribution Plan immediately. Most recently, in an attempt to find a reasonable resolution, we offered to contractually commit to a near-term, large distribution of cash and to future distributions of available net cash (after liabilities and obligations). We even proposed that if we did not fulfill our obligations for the initial return of capital, we would immediately seat the JDS1 nominees on the Board. But JDS1 has refused this proposal and all of our other appeals.

WE BELIEVE JDS1’S ACTIONS ARE DRIVEN BY ITS DESIRE TO CONTROL CATALYST’S CASH AND OTHER ASSETS FOR ITS OWN BENEFIT

Approximately one month ago, JDS1 stated that, “stockholder value would be best enhanced if the Company distributed most of its cash… to stockholders.”2 That is precisely what we have announced with our Cash Distribution Plan. And yet, JDS1 continues with its lawsuit and activist campaign to replace three directors. Why?

To understand JDS1’s potential motives, we reviewed past investments of JDS1, its principal, Julian Singer and his family, including Karen Singer (Julian’s mother) and Gary Singer (Julian’s father). Our analysis uncovered a troubling pattern that suggests JDS1 may have an ulterior motive – gaining control of Catalyst to use the Company’s cash for the benefit of the Singer family and its associates. If that is in fact the Singer family’s true motive here – and its demand to “return cash” is just a red herring – then continuing with its lawsuit and refusing our reasonable settlement proposals seems to make sense: by refusing to drop its litigation, the Singer family ensures Catalyst’s cash remains on the Company’s balance sheet and JDS1 has a chance, if it can win additional Board seats, to put that cash to work in a manner that can disproportionately benefit the Singer family.

1 See JDS1, LLC v. Catalyst Biosciences, Inc. et al., C.A. No. 2022-0515.
2 See JDS1’s Amended Schedule 13D filing, filed with the SEC on June 17, 2022.

There is some reason to fear this is JDS1’s true motivation for running this proxy fight.

Take, for example, the Singer family’s actions at CCUR Holdings, a company run by one of JDS1’s nominees for the Catalyst Board.. Following a threatened proxy contest (in which JDS1 was calling for “returning capital to shareholders”),3 JDS1 negotiated for representation on CCUR’s board of directors. Shortly thereafter, the board sold many of the company’s technology businesses and eventually replaced most of its executives and directors with individuals who have longstanding connections to the Singer family, including Julian’s uncle, Steven Singer, who now serves as CCUR’s chairman, and one of JDS1’s nominees for the Catalyst Board, Igor Volshteyn, who is CCUR’s CEO. The CCUR board, then firmly in the grasp of longstanding Singer-family affiliates and associates, hired entities controlled by Julian Singer to manage the Company’s assets and cash, with lucrative fee arrangements that benefit the Singer family.4

JDS1’s involvement with CCUR has not served CCUR stockholders well. The company has lost approximately 65% of its market value from the date of JDS1’s initial public disclosure of its investment. More worryingly, the company – under the oversight of Steven Singer and the company’s former CEO, Wayne Barr, who was a JDS1 nominee and was appointed to the CCUR board pursuant to a cooperation agreement with JDS15 – has been engaged in some troubling activities, including investing $14 million6 of CCUR’s cash into an alleged $560 million Ponzi scheme connected to a drug cartel.7

At Symbolic Logic, Inc. (Nasdaq: EVOL), a public company formerly known as Evolving Systems, Inc., the same Steven Singer (Julian’s uncle) is on the Board, along with two of JDS1’s nominees for the Catalyst Board, Matthew Stecker and Igor Volshteyn. Mr. Stecker is the CEO. These Singer-family associates now comprise three of Symbolic Logic’s four-member board. In January 2022, Symbolic Logic agreed to have a JDS1 affiliate manage Symbolic Logic’s assets and cash pursuant to an agreement, like the one at CCUR, that will benefit Julian Singer and the Singer family by paying them significant fees.8

We are concerned that JDS1 has a similar plan to benefit from “managing” Catalyst’s cash too, rather than distributing that cash to Catalyst stockholders, if the Singer family can gain enough influence over our Board. With the CEOs of both CCUR and Symbolic Logic as JDS1’s director nominees for our Board, the JDS1 team certainly knows how to execute such a playbook.

Our concern for Catalyst stockholders is heightened by the direct involvement of Julian Singer’s father, Gary Singer, in JDS1’s engagements with Catalyst. Gary Singer is a convicted felon who was sentenced to years in prison after being convicted of 21 counts of racketeering, conspiracy, money laundering, and fraud stemming from an “extensive criminal scheme”9 to profit from insider trading. As a result of his crimes, Gary Singer is permanently barred by the Securities and Exchange Commission (“SEC”) from serving as a director or officer of any public company.10

3 See JDS1’s letter to the Concurrent Computer Corporation, in which it requested that the company avoid “a costly and protracted proxy contest by appointing [Julian Singer] and [Matthew] Stecker” to the board, attached as an exhibit to JDS1’s Amended Schedule 13D filing, filed with the SEC on May 23, 2016.
4 See https://www.sec.gov/Archives/edgar/data/749038/000114420419008353/tv513733_ex10-2.htm.
5 See the Board Representation and Standstill Agreement Between JDS1, LLC and Concurrent Computer Corporation, filed with the SEC on August 29, 2016.
6 See CCUR Holdings’ Form 8-K filed with the SEC on January 27, 2021.
7 Tanya Eiserer and Mark Smith, “WFAA investigation spurs federal probe that results in discovery of $560M Ponzi scheme,” WFAA, Feb. 26, 2021.
8 See https://www.sec.gov/Archives/edgar/data/1052054/000110465922006846/tm224332d1_ex10-1.htm.
9 Diana B. Henriques, “Cooper Companies and Former Head Are Indicted,” The New York Times, Nov. 11, 1992.
10 This discussion of the SEC enforcement action against Gary A. Singer is qualified in its entirety by reference to the complete text of the SEC’s March 10, 1997 Litigation Release No. 15278, which can be accessed at the SEC’s website at the following internet address: https://www.sec.gov/litigation/litreleases/lr15278.txt. Despite this ban, several parties (including SITO Mobile Ltd., in a letter to stockholders dated May 3, 2017, and Highland Legacy Ltd. in a stockholder derivative action (see Highland Legacy Limited v. Singer, C.A. No. 1566-N)), have claimed that Gary Singer actively manages the investment activities of his family members, including his wife, Karen, and his son Julian. For his wife, Karen, Gary has provided “investment advice” and “logistical… assistance” during activism campaigns at several other public companies. See Karen Singer’s Amended Schedule 13D filing at Alaska Communications Systems Group Inc., filed with the SEC on March 8, 2018, and Karen Singer’s Schedule 13D filing at SeaChange International, Inc., filed with the SEC on January 22, 2019.

And yet, Gary Singer has participated actively in at least four substantive phone calls with Catalyst management and has been regularly copied on emails sent by Julian Singer to Catalyst executives. We find Gary Singer’s active participation in these communications both troubling given his criminal history and perplexing because, to our knowledge, Gary Singer is not a Catalyst stockholder, nor is he referenced in any of JDS1’s SEC filings relating to its investment in Catalyst or this proxy contest. Julian Singer has refused to provide us with an explanation for his father’s involvement in these official communications, or his role in JDS1’s investments.

CATALYST’S DIRECTOR NOMINEES ARE COMMITTED TO THE CASH DISTRIBUTION PLAN; WE DO NOT KNOW THE JDS1 NOMINEES’ PLAN

At the upcoming Annual Meeting, we strongly encourage you to support the Cash Distribution Plan and the Board’s three nominees – Augustine Lawlor, Geoffrey Ling and Eddie Williams. You can do so by using the enclosed WHITE proxy card to vote in advance of the meeting.

Each of these nominees was instrumental in developing the Cash Distribution Plan and each is fully committed to executing it. Each has significant biotechnology experience and valuable insights into the market for biotechnology assets, which will prove valuable as we seek to monetize the Company’s remaining assets.

The same cannot be said of JDS1’s nominees. Those nominees have numerous and longstanding connections to JDS1, the Singer family, and each other. None of them, as best we can tell, has biotechnology experience. Each of the JDS1 nominees has occupied board and leadership positions at numerous other companies affiliated with the Singer family and, collectively, JDS1’s nominees have reaped millions of dollars in board fees and executive compensation through their affiliation with the Singer family.

Importantly, if JDS1’s nominees are elected, JDS1 will have influenced the appointment of four of the Company’s seven independent directors – a majority of our independent directors. We believe Catalyst stockholders should be rightfully wary of the Singers, and reasonably question whether the JDS1 nominees will be loyal to the interests of all Catalyst stockholders, and not just to JDS1 and the Singer family.

*          *          *

The Catalyst Board has determined that the best way to maximize value for our stockholders is to monetize the Company’s remaining assets and distribute all available cash, after reserving for liabilities and obligations, to stockholders.

We encourage you to read the enclosed proxy materials and to return the WHITE proxy card, voting “FOR” ALL of the Board’s nominees to support Catalyst’s Board of Directors and the Cash Distribution Plan.

Sincerely,

The Catalyst Biosciences, Inc. Board of Directors

About Catalyst Biosciences
Catalyst is a biotechnology company focused on protease therapeutics to address unmet medical needs in disorders of the complement and coagulation systems. After the transaction of its complement pipeline, Catalyst’s product candidates consist of the coagulation related assets marzeptacog alfa (activated) (“MarzAA”), dalcinonacog alfa (“DalcA”), and CB 2679d-GT. MarzAA is a SQ administered next generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders. DalcA is a next-generation SQ administered FIX. CB 2679d-GT is an AAV-based gene therapy construct harboring the DalcA sequence. Both MarzAA and DalcA have shown sustained efficacy and safety in mid-stage clinical trials and are available for partnering. CB 2679d-GT has obtained preclinical proof-of-concept and is also available for partnering.

Additional Information and Where to Find It
Catalyst Biosciences, Inc. (the “Company”) has filed a definitive proxy statement, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”). BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “Financials & Filings” in the “Investors” tab of the Company’s website at www.catalystbiosciences.com.

Certain Information Regarding Participants in the Solicitation
The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on July 19, 2022.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding the amount and timing of planned cash distributions, potential uses of and markets for MarzAA, DalcAA and CB 2679-GT, and Catalyst’s plans to continue to explore strategic alternatives. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risks that Catalyst’s obligations and liabilities will be greater than currently anticipated, that the pending litigation and anticipated proxy contest with JDS1 will not be resolved in a timely manner and the expenses associated with that litigation will be greater than anticipated, that Catalyst will not be able to identify strategic partners interested in MarzAA, DalcAA, CB 2679-GT or any other transaction with the Company, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact Information
Trisha Colton
Catalyst Biosciences, Inc.
investors@catbio.com